Exhibit 3.138

AGREEMENT OF LIMITED PARTNERSHIP

OF

CHCA MANAGEMENT SERVICES, L.P.

The undersigned parties, being all of the partners (the “Partners”) of CHCA Management Services, L.P. (the “Partnership”), a Delaware limited partnership, hereby form the Partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act (the “Act”), and hereby agree that the ownership interests in the Partnership (“Percentage Ownership”) and the capital contributions of the Partners are as follows:

Name and Address	Percentage Ownership	Initial Contribution
SOLE GENERAL PARTNER:

CMS GP, LLC (the “General Partner”) One Park Plaza Nashville, Tennessee 37203	1%	The assets contributed to the Partnership by the General Partner, as set forth in a Contribution Agreement, effective as of the Effective Time (as defined therein), between the Partners and the Partnership.

SOLE LIMITED PARTNER:

Management Services LP, LLC (the “Limited Partner”) One Park Plaza Nashville, Tennessee 37203	99%	The assets contributed to the Partnership by the Limited Partner as set forth in a Contribution Agreement, effective as of the Effective Time (as defined therein), between the Partners and the Partnership.

Neither Partner shall be required to make any additional contributions of capital to the Partnership, although the Partners may from time to time agree to make additional contributions to the Partnership.

The Partnership may engage in any lawful business permitted by the Act, including without limitation, acquiring, constructing, developing, owning, operating, selling, leasing, financing and otherwise dealing with real property and healthcare businesses.

The address of the registered office of the Partnership in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805 and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805.

The Partnership shall be terminated and dissolved upon the earlier of (i) the mutual agreement of the Partners or (ii) December 31, 2050.

Prior to the dissolution of the Partnership, no Partner shall have the right to receive any distributions or return of its capital contribution.

All distributions and all allocations of income, gains, losses and credits shall be made in accordance with the Percentage Ownership of each Partner, as specified in this Agreement of Limited Partnership (the “Partnership Agreement”).

The General Partner of the Partnership shall have the exclusive right and full power and authority to manage, control, conduct and operate the business of the Partnership and may take any and all action, including, but not limited to, the disposition of any or all of the Partnership’s assets, without the consent of the Limited Partner. The General Partner shall maintain all books and records required by the Act to be maintained at the Partnership’s principal place of business. The General Partner shall make available to the Limited Partner such books and records of the Partnership as are required pursuant to the Act. The General Partner shall have the right to designate a different registered agent and/or registered office for the Partnership by complying with any requirements pursuant to the Act.

The Partnership shall indemnify and hold harmless the General Partner, and its partners, managers, members, employees, agents and representatives and the shareholders, officers, directors, members, employees, agents and representatives of its partners to the fullest extent permitted by the Act.

Neither the General Partner nor the Limited Partner shall be permitted to withdraw from the Partnership or transfer, assign, or pledge its interest in the Partnership without the prior written consent of the other Partner, which consent may be withheld in such Partner’s sole discretion.

The Partnership is hereby authorized to engage in any merger or consolidating transaction with any limited partnership or other business entity as provided in Section 17-211 of the Act. Any such merger or consolidation transaction may be approved solely by the General Partner and does not require the consent of the Limited Partner. If the Partnership is the surviving or resulting limited partnership in any merger or consolidation, the Partnership Agreement may be amended and/or restated in connection with the agreement of merger or consolidation.

The Partnership Agreement may be amended in whole or in part at the sole discretion of the General Partner without the approval of the Limited Partner. The General Partner may, in its sole and absolute discretion, admit additional or substitute general or limited partners and reallocate the Percent Ownership.

The Partners hereby agree that all other terms of the Partnership be controlled and interpreted in accordance with the Act.

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EXECUTED on May 1st, 1999, but effective as of April 26, 1999.

SOLE GENERAL PARTNER CMS GP, LLC

By:	/s/ R. Milton Johnson
R. Milton Johnson
Manager

SOLE LIMITED PARTNER MANAGEMENT SERVICES LP, LLC

By:	/s/ R. Milton Johnson
R. Milton Johnson
Manager

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